EXHIBIT F-3



                                December 21, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         RE:      Sempra Energy, et al.
                  Application on Form U-1
                  SEC File No. 70-9511

Dear Ladies and Gentlemen:

         On behalf of Sempra Energy and Bangor Pacific, Inc. ("Bangor Pacific") (jointly, the Applicants) and Bangor Gas L.L.C., I have examined the Application on Form U-1, dated June 1, 1999 (the "Application"), under the Public Utility Holding Company Act of 1935 (the "Act"), filed by the Applicants with the Securities and Exchange Commission (the "Commission") in the above referenced proceeding and the Commission's Order, dated October 25, 1999, approving said Application. Capitalized terms not defined herein have the meanings set forth in the Application.

         As set forth in the Application, the Applicants have acquired a 50% membership interest of Bangor Gas Company, L.L.C. ("Bangor Gas"), which will become a "gas utility company" within the meaning of the Act (the "Proposed Transaction").

         I am an attorney licensed in the State of California and am counsel for the Applicants. I am familiar with the issuance of securities by Sempra Energy and its associate companies. I have examined copies, signed, certified or otherwise proven to my satisfaction, of the Application. In addition, I have examined such other instruments, agreements and documents and made such other investigation as I have deemed necessary as a basis for this opinion.

         For the purposes of the opinions expressed below, I have assumed (except, and to the extent set forth in my opinions below, as to the Applicants) that all of the documents referred to in this opinion letter have been duly authorized, executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all such signatories to such documents have been duly authorized, that all such parties are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents and that such authorization, execution and delivery by each such party did not, and such performance did not, breach or constitute a violation of any law of any jurisdiction. Based upon the foregoing, I am of the opinion, insofar as the laws of California are concerned that:

         a) all California laws applicable to the Proposed Transaction have been complied with.

         b) Sempra Energy is a corporation validly organized and duly existing under the laws of the State of California.

         c) The Applicants legally acquired the membership interests of Bangor Gas being acquired.

         d) Consummation of the Proposed Transaction did not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

         I hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                                 Sincerely,



                                                 Donald C. Liddell